Sub-Item 77I, 77Q1(a) and 77Q1(d)

DREYFUS STOCK FUNDS
(the "Registrant")
Dreyfus International Equity Fund
Dreyfus Small Cap Equity Fund
(the "Funds")

At the meeting held on February 28, 2017, the Board of Trustees of the Registrant approved the creation of Class T shares, a description of which appears in the documents, or section of the documents, incorporated by reference below:

1.

The disclosure in the Funds' Class T Prospectuses under the headings "Fees and Expenses," "Performance" and "Purchase and Sale of Fund Shares" in the "Fund Summary" section and "Buying and Selling Shares," "Services for Fund Investors" and "Financial Highlights" in the "Shareholder Guide" section and the disclosure in the Funds' Statement of Information, on the cover page and under the headings "Share Ownership," "Shareholder Services," "Additional information About How to Buy Shares" and "Additional Information About Shareholder Services" is incorporated by reference to Post-Effective Amendment No. 40 to the Registrant's Registration Statement on Form N-1A, filed on March 27, 2017, effective as of March 31, 2017 "Amendment No.40".

2.	The disclosure in the Supplement to the Funds' Class T Prospectuses dated March 31, 2017 filed on March 31, 2017 pursuant to Rule 497(e) under the Securities Act of 1933, as amended.
3.	The Registrant’s Certificate of Amendment, incorporated by reference to Exhibit (a)(4) of Amendment No. 40.
4.	The Registrant's Rule 18f-3 Plan, incorporated by reference to Exhibit (n) of Amendment No. 40.